AREA DEVELOPER AGREEMENT

EXHIBIT B

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TABLE OF CONTENTS

1.SERVICES    3
2.EXCLUSIVITY    5
3.FEES AND COMMISSIONS    6
4.MINIMUM AREA DEVELOPER PERFORMANCE    8
5.FRANCHISOR — FRANCHISEE RELATIONSHIP    8
6.NON-COMPETE AND NO SOLICITATION    9
7.TERM AND TERMINATION    10
8.MISCELLANEOUS    12
9.DEATH OR INCAPACITY    16

10.	CONFIDENTIAL INFORMATION 16
11.AGREEMENT    17

12. COUNTERPARTS	18

13. HEADINGS    18
Schedule A20
Schedule B21

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AREA DEVELOPER
AGREEMENT

WHEREAS, JTH Tax, Inc. d/b/a Liberty Tax Service (“Liberty”) franchises a system for the operation of tax return preparation offices (the “Franchise”); and

WHEREAS, Area Developer desires to find, solicit and recruit candidates willing to become Franchise owners (“Franchisees”) and desires to provide continuing services (the “Services”) on Liberty’s behalf to Franchisees; and

WHEREAS, Liberty wishes to receive the Services and compensate Area Developer.

NOW, THEREFORE, for value received, Liberty and Area Developer hereby agree as follows:

1.    SERVICES

1.1    Area Developer Services.

(a)    Candidate Development. Area Developer will use best efforts to find, solicit, and recruit candidates interested in operating a Franchise within the Territory (as described in Section 2). Upon Area Developer’s determination that a candidate may have the characteristics of a potential Franchisee (a “Candidate”), Area Developer will identify such Candidate in writing to Liberty for Liberty’s consideration.

(b)    Franchise Award. All Candidates must successfully pass Liberty’s Effective Operations Training (“EOT”) and Hands On Training (“HOT”) to be awarded a Franchise.

(c)    Limitation of Services. Area Developer may only offer those services or products through the Area Developer business as authorized by Liberty in this Agreement or the Area Developer Operations Manual, unless Liberty provides prior written approval.

1.2    Area Developer Support Services and Obligations.

(a)    Operational Support. Area Developer will be responsible for coaching the Liberty system as described in the Area Developer Operations Manual and will provide Franchisees with timely local support, day-to-day operational help, marketing advice and feedback. Area Developer will host quarterly Designated Marketing Area (DMA) meetings in person or through electronic means. Through these DMA meetings and as required by Liberty, Area Developer will disseminate information, collaborate with Franchisees, discuss advertising and address other issues that may arise or later be specified by Liberty. Area Developer does not have any authority to approve or disapprove Franchisee marketing or advertising. Area Developer agrees to address reasonable company-owned store issues that may arise or be specified by Liberty. “Company-owned” refers to a store owned and operated by Liberty or an entity under the control of Liberty or any of its employees.

(b)    Customer Service. Area Developer shall use best efforts to ensure that all Franchisees provide all appropriate services as outlined in the Franchisee Operations Manual and

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the Area Developer Operations Manual, abide by customer service policies issued by Liberty and timely respond to customer complaints and issues. Area Developer must operate in a manner that protects the goodwill, reputation of Liberty and the service marks and trademarks of Liberty (collectively “Marks).

(c)    Site Selection.     Area Developer shall provide site selection assistance in accordance with the Area Developer Operations Manual including, but not limited to, utilization of Buxton, a company providing retail business intelligence solutions, and current Electronic Return Originator (“ERO”) data. Final site selection must be approved by Liberty.

(d)    Budgets, Profit and Loss Statements and Action Plans. Area Developer shall review and approve Franchisee budgets, profit and loss statements, action plans and the Marketing Plan Generator for submission to corporate for final approval in accordance with the deadlines provided by Liberty.

(e)    Agreement Facilitation. Area Developers shall review and facilitate Franchisee applications to Liberty for financing, transfers, fee releases, sales, terminations and the like, subject to final approval by Liberty.

(f)    Required Attendance. Area Developer, or Area Developer’s approved representative, shall attend area developer training and EOT within six months of closing. Additionally, Area Developer will attend all meetings that may be required by Liberty.

(g)    Manual. Area Developer shall provide all assistance and support described in the Area Developer Manual, the Operations Manual provided to Liberty Franchisees and Area Developers and all updates to these Manuals.

(h)    Contract Enforcement. Upon termination or expiration of the franchise agreement between Liberty and any Franchisee (a “Former Franchisee”), Area Developer will assist Liberty in enforcing the post termination obligations set forth in its franchise agreement with that Former Franchisee (“Post Termination Obligations”), but Area Developer will have no duty to initiate court or other legal proceeding. These obligations include ensuring that all Liberty signs are removed from the Former Franchisee’s offices or other premises, receiving or acquiring all telephone numbers, listings and advertisements used in relation to the Former Franchisee’s business, receiving or acquiring all copies of lists and other sources of information containing the names of customers of the Former Franchisee, obtaining all Former Franchisee’s customer tax returns, files, records and all copies thereof and obtaining all copies of the Former Franchisee’s Operations Manual, including any updates, and performing other reasonable duties as may be assigned by Liberty to assist in the transition or closure of an office.

1.3    Liberty Obligations.

(a)    Area Developer Operations Manual. Liberty will provide an Area Developer Operations Manual and various updates to the Manual to provide requirements of operation and offer guidance in performing Area Developer services.

(b)    Initial and Advanced Training. Liberty will provide reasonable training to Area Developer, at Area Developer’s expense, in order to ensure that Area Developer has the ability to

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provide the services to Liberty described in Sections 1.1 and 1.2. At present, Liberty provides a three to four day initial Area Developer training course, which Area Developer and any manager working for Area Developer must attend and successfully complete within six months of closing. Liberty also requires Area Developer to attend EOT within six months of closing. Liberty may also provide and require Area Developer’s attendance at advanced or other trainings that may be offered at select locations or Liberty may offer such training on the web or electronically. Although Liberty does not charge attendance at training, Area Developer must pay the cost incurred with traveling to training, and other incidental expenses such as food, lodging, and transportation incurred in attending any training that Liberty provides.

(c)    Disclosure Document. Liberty will provide or make available to Area Developer its latest Franchise Disclosure Document to use as part of Area Developer’s Development Services.

1.4    Joint Duties. Liberty and Area Developer will be responsible for the enforcement of all agreements (“Franchise Documents”) executed in the awarding of a franchise to a Candidate and the monitoring of individual Franchisee performance and adherence to Liberty’s Franchise system. However, Area Developer will not assert any legal claim by way of a lawsuit or otherwise, against a Franchisee without the written permission of Liberty.

1.5     Personal Involvement. Area Developer must render the Area Developer and support services hereunder personally, unless Area Developer submits to Liberty a general manager who attends and successfully completes our initial Area Developer training course and who is not later disapproved by Liberty.

1.6    Reports. Area Developer agrees to file with Liberty, at such times and in such forms as Liberty may specify, reports detailing Area Developer’s activities, sales and other information that may be requested.

1.7    Reviews. Liberty reserves the right to review Area Developer’s business operations, in person, by mail, or electronically. Liberty may inspect Area Developer’s operations and obtain paper and electronic business records related to the business and any other operations taking place through Area Developer’s business. Area Developer must send Liberty any business records requested within five (5) business days of receiving Liberty’s request for records and shall be responsible for any costs related to this transmission. Liberty has the right to require that Area Developer implement a plan to resolve any issues that Liberty discovers.

2.    EXCLUSIVITY

2.1    Exclusivity. Except as otherwise permitted in this Agreement, Liberty will not appoint or authorize any other person to provide commissioned or paid Area Developer services to Liberty in the territory defined in Schedule A (“Territory”). This grant of the Territory in no way prevents or restricts Liberty from itself recruiting, soliciting or seeking new Franchisees in the Territory (including through the Internet or other means of general electronic communication) or from using unpaid referrals from other sources or as detailed in Section 2.2 in the obtaining of potential Franchisees. As indicated on Schedule A, the Territory has been divided into sub-territories (“Franchise Territories”) as defined by Liberty, which will be made available to prospective Franchisees.

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2.2    Non-Area Developer-Proposed Franchisees. If Liberty is referred, contacted by or comes into communication with any prospective Franchisee in the Territory not previously identified by Area Developer, Liberty may evaluate, recruit and award such prospective Franchisee a Franchise. Each such individual will be deemed a Franchisee for the purposes of this Agreement.

3.    FEES AND COMMISSIONS

3.1    Initial Fee. Area Developer will pay Liberty $ _______ upon execution of this Agreement, which shall be deemed fully earned by Liberty upon payment.

3.2    Initial Franchise Fee. Liberty will pay Area Developer, as detailed under Section 3.10, an amount equal to ____% of the initial franchise fee and interest on promissory notes, if and only to the extent that such interest is on franchise fees or royalties (except on interest already due and owing before the date of this Agreement), paid to Liberty by a Franchisee during the Term, pursuant to the terms in the franchise agreement between Franchisee and Liberty (“Franchise Fees” and “Royalties”), for the first time that a territory is purchased by a franchisee, except Franchise Fees already due and owing before the Effective Date of this Agreement. Liberty will also pay to Area Developer the same percentage of any change fees for modifying the opening schedule of a multi-territory stipulation which a Franchisee pays to Liberty during the Term, except change fees already due and owing before the Effective Date of this Agreement.

3.3    Franchise Royalties. Except as provided under Section 4.1, Liberty will pay Area Developer, as detailed under Section 3.10, an amount equal to ____% of all ongoing Royalties received by Liberty, if any, from a Franchisee during the Term except Royalties already due and owing before the Effective Date of this Agreement.

Liberty will also pay to Area Developer this same royalty percentage on company-owned stores in Area Developer’s Territory if a Franchisee store becomes company-owned after the Effective Date of this Agreement. The royalty percentage payable to Area Developer shall be calculated as if the store were still a Franchisee store.

3.4    Demand for Payment. Except as authorized herein, or except upon the prior written consent of Liberty, Area Developer will not demand any payment due from a Liberty Franchisee or other person or entity to Liberty.

3.5    Fee for Franchisee Prospects. Liberty may provide to Area Developer leads of prospective Franchisees within the Territory. If Liberty provides any such leads to Area Developer, Liberty will set fees based upon the cost and the difficulty of acquiring the leads and Area Developer agrees to pay these fees.

3.6    Fee for Internal Sales.  If Liberty’s own Franchise Development staff handles the selling process with a prospective Franchisee within the Territory covered by this Agreement for the sale of an undeveloped territory (meaning one that does not contain an existing Liberty Tax Service office), Area Developer shall pay Liberty 15% of the Franchise Fee (provided that in the case of a prospective Franchisee under a special stipulation agreement whereby no Franchisee Fee is paid, this amount shall be deemed to be payable under section 3.5 and be $6,000 or such other amount as is established pursuant to Section 3.5).  Liberty may deduct this from amounts Liberty otherwise owes to Area Developer.

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3.7    Advertising and Selling Material. Liberty may charge and Area Developer agrees to pay a reasonable charge for preparing, procuring, printing, and/or sending advertising materials and Disclosure Documents to Area Developer.

3.8    Terminal Services. Liberty may charge and Area Developer agrees to pay a reasonable charge for providing computer access to information within the Liberty system and for computer access to a sales lead and contact information management system.

3.9    Use of Franchise Broker. Liberty may use the services of franchise brokers to identify Candidates who are potentially interested in becoming Franchisees (“Franchise Broker”). To participate in this opportunity, Area Developer agrees to pay a proportionate share of the Broker’s fee for any broker-generated Candidate who becomes a Franchisee in Area Developer’s Territory. Area Developer’s share of Broker’s fee shall be based on the proportion of initial Franchise Fee and Royalties that Area Developer receives under Sections 3.2 and 3.3. For example, if a Broker charges Liberty $13,000 for a Candidate who becomes a Franchisee, and Area Developer receives 35% of the initial Franchise Fee and Royalty under Sections 3.2 and 3.3 above, then Area Developer’s share of the initial Franchise Fee would be reduced by 35% of $13,000 which amounts to $4,550.

3.10    Payment. In any month that Liberty receives Franchise Fees, Royalties, or interest on promissory notes (if such interest is on Franchise Fees or Royalties and are not already due and owing before the date of this agreement) from Franchisees in Area Developer’s Territory, Liberty will pay Area Developer its share of Royalties, Franchise Fees and interest not later than the last day of the next calendar month. In no case will Liberty advance funds to Area Developer, or be liable for payment on accounts receivables or unpaid Franchise Fees, Royalties or interest. Area Developer will be entitled to its share of Royalties only with respect to Royalties actually collected, and Liberty will be entitled to take credits against previous Royalty payments to Area Developer to the extent that any Royalty payments from a Franchisee are subject to a subsequent refund, offset or other credit. Each payment of Area Developer’s share of Royalties, Franchise Fees, and interest will be accompanied by information in sufficient detail to allow Area Developer to determine the basis on which Area Developer’s share of the Royalties, Franchise Fees and interest was calculated.

3.11    Late Fees. Payments for charges Liberty bills to Area Developer are due within 30 days of billing and will be subject to an 12% per annum late fee, or the maximum allowed by law if less.

3.12    Fee Amounts. From time to time, Liberty will set and publish the fee amounts under Sections 3.5 and 3.7-3.8.

3.13    Expenses. Except as provided herein, each party will bear the expenses incurred by it in the performance of this Agreement.

3.14    Referral Fees. Liberty may offer referral fees to individuals that refer new Franchisees to Liberty. These referral fees do not apply to Area Developer for Candidates that become Franchisees in Area Developer’s Territory.

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4.    MINIMUM AREA DEVELOPER PERFORMANCE

4.1    Minimum Requirements. Area Developer will provide Liberty with a minimum number of Candidates each year that open Franchise Territories with an active Liberty office in operation, as described and set forth in Schedule B (the “Minimum Requirements”). For this purpose, a year will include each fiscal year of Liberty (including any partial year) ending on April 30. If Area Developer does not meet the Minimum Requirements, Liberty may, upon notification to Area Developer within ninety (90) days of the end of the year wherein the requirements were not met, delete from the Territory up to the number of Franchise Territories by which Area Developer failed to meet the Minimum Requirements for that year. Liberty’s notice will designate which unsold Franchise Territories it desires to delete from the Territory, and Liberty shall have the sole discretion in making this determination. The specified Franchise Territories will be deemed deleted from the Territory as of the date that Liberty sends notice to Area Developer. Area Developer will thereafter not be entitled to any share of Franchise Fees and Royalties paid with respect to Franchisees appointed within those Franchise Territories (“Liberty Franchisees”) and Liberty Franchisees will not be deemed Franchisees for the purposes of this Agreement. This deletion is Liberty’s sole remedy for failure to meet Minimum Requirements.

Liberty’s notice will be accompanied by a credit to amounts owed by Area Developer to Liberty or a payment to Area Developer, as Liberty selects. Such credit or payment shall equal the amount of the Initial Fee that is calculated by multiplication of the Initial Fee with a fraction the numerator of which is the total population of the deleted Territories and the denominator of which is the total population of the Franchise Territories (Initial Fee x (Total Population of Deleted Territories/Total Population of Franchised Territories)). For this calculation, Liberty may choose to use either the population figures that existed at the time of entering into this Agreement or more current data available to Liberty.

5.    FRANCHISOR — FRANCHISEE RELATIONSHIP

5.1    Disclosure. Area Developer will comply with all federal and state franchise disclosure laws applicable to the solicitation of Franchisees, including providing the Disclosure Document, prepared by Liberty, to all Candidates within the time frame provided by law. In most jurisdictions, this disclosure is currently required fourteen (14) calendar days before the signing of a binding agreement between the Candidate and Liberty or making any payment by the Candidate to Liberty. Area Developer will ensure that any disclosure made in any form complies with the applicable franchise disclosure laws. Area Developer will be responsible for providing Liberty’s most current Disclosure Document, but will not be responsible for improper disclosure due to inadequacies or errors in Liberty’s most current Disclosure Document.

5.2    Financial Performance Representations. Except as may be expressly stated in Item 19 of Liberty’s most current unit Franchise Disclosure Document in effect in Area Developer’s Territory, Area Developer will not make any representation, either orally, in writing, electronically, or otherwise, to any prospective Candidate concerning actual or potential earnings, sales, income or profits of any Franchise. However, Area Developer may disclose financial performance of an existing franchise for sale to a Candidate interested in such unit as may be permitted by law.

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5.3    Improper Representations. Area Developer will make no representations to any Candidate that conflicts with Liberty’s current franchise agreement or Disclosure Document or make any promises, guarantees, or warranties to any party not authorized in writing by Liberty.

5.4    No Unauthorized Commitments. Area Developer acknowledges that it has no authority to bind Liberty with respect to any matter, and agrees that it will not enter into any agreements or understandings with any Candidates other than as authorized in writing by Liberty.

5.5    Indemnity. Area Developer will indemnify, defend and hold Liberty and its affiliates, officers, directors, members, partners, employees, agents, contractors, advisors and representatives (the “Indemnified Parties”) harmless from and against any claim, suit or proceeding brought against any of the Indemnified Parties resulting from, relating to or arising out of a claim that Area Developer failed to make proper disclosures under Section 5.1, made any improper earnings claim as detailed in Section 5.2, made any improper representations under Section 5.3, or entered into any unauthorized agreements under Section 5.4.

Liberty will indemnify, defend and hold Area Developer and its affiliates, officers, directors, members, partners, employees, agents, contractors, advisors and representatives (the “Area Developer Indemnified Parties”) harmless from and against any claim, suit, or proceeding brought against any of the Area Developer Indemnified Parties resulting from, relating to or arising out of a claim that Liberty failed to make proper disclosure under Section 5.1, made any improper earnings claim as detailed in Section 5.2, made any improper representations under Section 5.3, or entered into any unauthorized agreements under Section 5.4.

6.    NON-COMPETE AND NO SOLICITATION

6.1    Non-Compete.

(a)    In-Term. Area Developer will not, during the Term of this Agreement, in the United States or Canada, directly or indirectly (i) recruit, search for, or solicit Franchisees or prospective Franchisees to engage in income tax return preparation, electronic filing of tax returns, or the provision of refund anticipation loans, except as to seeking Liberty Tax Service Franchisees pursuant to the terms of this Agreement, or (ii) aid or facilitate another person or entity (except Liberty Tax Service Franchisees) in the provision of paid income tax preparation offered to the public through retail outlets.

(b)    Post-Term. Area Developer will not, for a period of two years after expiration or termination of this Agreement, in the Territory defined in Schedule A regardless of any reduction due to application of Section 4.1 (the “Original Territory”), or within twenty-five (25) miles of the boundaries of the Original Territory, directly or indirectly recruit, search for, or solicit Franchisees or prospective Franchisees to engage in income tax return preparation, electronic filing of tax returns, or the provision of refund anticipation loans.

6.2    No Solicitation.

(a)    In-Term. Except with the permission of Liberty, Area Developer will not, during the term of this Agreement, in the United States or in Canada, directly or indirectly solicit for employment in a management or supervisory capacity, any management or supervisory personnel

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employed by Liberty, any management or supervisory personnel employed by a Liberty Tax Service Franchisee, or any Liberty Tax Service Franchisee, or in the case of a Franchisee which is an entity, the owners of such entity.

(b)    Post-Term. Except with the permission of Liberty, Area Developer will not, for a period of two years after expiration or termination of this Agreement, in the Original Territory and within twenty-five (25) miles of the boundaries of the Original Territory, directly or indirectly solicit to own, operate, manage or supervise an income tax preparation office or income tax preparation franchise, any management or supervisory personnel employed by Liberty, any management or supervisory personnel employed by a Liberty Tax Service Franchisee, or any Liberty Tax Service Franchisee, or in the case of a Franchisee which is an entity, the owners of such entity, or any other entity beneficially owned by such owner or entity.

6.3    Severability. If any covenant or provision with Section 6.1 or 6.2 is determined to be void or unenforceable, in whole or in part, it shall be deemed severed and removed from this Agreement and shall not affect or impair the validity of any other covenant or provision. Further, these obligations are considered independent of any other provision in this Agreement, and the existence of any claim or cause of action by either party to this Agreement against the other, whether based upon this agreement or otherwise, shall not constitute a defense to the enforcement of these obligations.

7.    TERM AND TERMINATION

7.1    Term. This Agreement will commence upon its Effective Date and will last for a term of ten (10) years (the “Term”).

7.2    Renewal. Upon the completion of the Term of this Agreement, provided Area Developer is in compliance with the terms and conditions in this Agreement, Liberty will provide Area Developer with the right to enter into a new agreement with Liberty for the provision of services similar to those in this Agreement. If Area Developer wishes to renew this Agreement, Area Developer must notify Liberty in writing at least 180 days before the expiration of this Agreement. There will be no fee for the renewal, but Area Developer must execute a general release of all claims it may have against Liberty. Area Developer may also renew future Area Developer Agreements, if Area Developer is in compliance with the terms and conditions in such agreements, meets the other conditions therein for renewal, and renews by signing Liberty’s then current Area Developer Agreement. The fees and percentages described in Sections 3.2 and 3.3 above will not be reduced upon any renewal nor will the Territory be reduced, except as may be reduced due to failure to meet Minimum Requirements, as described in Section 4.1 above.

7.3    Termination.

(a)    Termination by Area Developer. Area Developer may terminate this Agreement at any time through written notice of termination to Liberty. Area Developer’s termination of this Agreement will be effective upon Liberty’s receipt of Area Developer’s termination notice.

(b)    Termination by Liberty Without Opportunity to Cure. Liberty may terminate this Agreement effective upon the date of Liberty’s sending written notice of termination to Area Developer, and without the opportunity for Area Developer to cure, for any of the following reasons:

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(i)
Area Developer commits a violation of any law, ordinance, rule or regulation of a government or governmental agency or department and such conduct constitutes a material violation of any franchise law, antitrust law or securities law, fraud or a similar wrong, unfair or deceptive practices, or a comparable violation of applicable law, or the Area Developer is convicted of a felony; or

(ii)	Area Developer violates any of Sections 5.1, 5.2, 5.3 or 5.4 of this Agreement; or

(iii)    Area Developer makes a misstatement of material fact on a Biographical
Information Form, which is required in order to enter into this Area Developer Agreement, or the Sales Agent Disclosure Form Update, or fails to disclose a material fact that is requested in any such form, or refuses to fill out or completely fill out such form or tender supporting documentation upon reasonable request. The present versions of these Forms are appended to the accompanying Disclosure Document as Exhibits D-2 and D-3.

(c)    Termination by Liberty After Opportunity to Cure. Liberty may terminate this Agreement if Area Developer fails to perform any obligation under this Agreement or any other Agreement between the parties (“Breach”) and such failure has continued for thirty (30) days after Liberty sent written notice of such Breach to Area Developer. In the case of past due monies owed by Area Developer to Liberty under this Agreement or for any other debt to Liberty, Liberty may terminate this Agreement fourteen (14) days after Liberty sends written notice of delinquency to Area Developer. If Area Developer fails to provide notification of Area Developer’s desire to renew within the time and manner provided for in Section 7.2 of this Agreement, Liberty may terminate this Agreement fourteen (14) days after Liberty sends written notice to cure.

7.4    No Refund of Initial Fee. Liberty will have no obligation to return or refund any fee to Area Developer upon termination of this Agreement.

7.5    Survival of Obligations. The Parties’ obligations that by their nature may require performance after the termination or expiration of this Agreement, including, but not necessarily limited to, Sections 3.11, 5.5, 6, 7.4, 7.5, and 8-11, will survive the termination or expiration of this Agreement. Upon the termination or expiration of this Agreement, sale of this Agreement or sale or other transfer of Area Developer's business operated under this Agreement, Liberty will have no further obligation to pay Area Developer any share of Franchise Fees, Royalties or interest received by Liberty subsequent to the date of termination or expiration.

8.    MISCELLANEOUS

8.1    Relationship. Notwithstanding anything herein to the contrary, this Agreement does not create a partnership, company, joint venture, or any other entity or similar legal relationship between the parties, and no party has a fiduciary duty or other special duty or relationship with respect to the other party. The parties acknowledge that Area Developer’s relationship with Liberty hereunder is that of an independent contractor.

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8.2    Intellectual Property Ownership. Liberty owns the Franchise system, its trademarks and all other intellectual property associated with the Franchise system. To the extent Area Developer has or later obtains any intellectual property, other property rights or interests in the Franchise system by operation of law or otherwise, Area Developer hereby disclaims such rights or interests and will promptly assign and transfer such entire interest exclusively to Liberty. Area Developer will not undertake to obtain, in lieu of Liberty, copyright, trademark, service mark, trade secret, patent rights or other intellectual property right with respect to the Franchise system. Area Developer will have the right to use Liberty’s Marks during the Term for the sole purpose of advertising the availability of Franchises within the Territory, but Area Developer must obtain Liberty’s prior written consent to such use, which consent may be withheld in Liberty’s sole discretion.

8.3    Trade and Domain Names. Area Developer will not use the name “Liberty,” “libtax,” or “JTH” as any part of the name of a corporation, LLC or other entity. Further, unless Area Developer first receives Liberty’s express written permission, Area Developer will not obtain or use any domain name (Internet address) in connection with the provision of services under this Agreement or to facilitate any efforts to find, solicit and recruit Candidates.

8.4        Assignment. Liberty may assign this Agreement to an assignee who agrees to remain bound by its terms. Liberty does not permit a sub-license of the Agreement. Area Developer’s interest under this Agreement may be transferred or assigned only if Area Developer complies with the provisions in this Section. No interest may be transferred unless Area Developer is in full compliance with this Agreement and current in all monies owed to Liberty. Upon Liberty’s request, any transfer of an ownership interest in this Agreement must be joined by all signatories to this Agreement, except in the case of death or legal disability.

(a)        Liberty’s Right of First Refusal. If Area Developer has received and desires to accept a signed, bona fide offer to purchase or otherwise transfer the Area Developer Agreement or any interest in it, Liberty shall have the option (the "Right of First Refusal") to purchase such interest as hereinafter provided. Within fourteen (14) days of receipt of the offer, Area Developer shall offer the Right of First Refusal to Liberty by providing written notice to Liberty which shall include a copy of the signed offer to purchase that Area Developer received (“Notice”). Liberty shall have the right to purchase the Area Developer Agreement or interest in the Area Developer Agreement for the price and upon the terms set out in the Notice, except that Liberty may substitute cash for any non-cash form of payment proposed and Liberty shall have sixty (60) days after the exercise of our Right of First Refusal to close the said purchase. Liberty will notify Area Developer in writing within fifteen (15) days of its receipt of the Notice if it plans to exercise the Right of First Refusal. Upon the transmission of notice by Liberty, there shall immediately arise between Liberty and Area Developer, or its owners, a binding contract of purchase and sale at the price and terms contained in the Notice previously provided by Area Developer.

(b)        Transfer to Controlled Entity. A transfer to a "Controlled Entity" shall not trigger the Right of First Refusal. A "Controlled Entity" is an entity in which Area Developer is the beneficial owner of 100% of each class of voting ownership interest. At the time of the desired transfer of interest to a Controlled Entity, Area Developer must notify Liberty in writing of the name of the Controlled Entity and the name and address of each officer, director, shareholder, member, partner, or similar person and their respective ownership interest. Each such person of the Controlled Entity

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shall sign the amendment and release forms and/or Area Developer Agreement as required by Liberty at the time of transfer. Currently, Liberty does not charge a transfer fee for this type of transaction.

(c)     Transfer of Interest Within Area Developer. A transfer of interest within an Area Developer which is an entity shall not trigger the Right of First Refusal provided that only the percentage ownership, rather than the identity of the owners, is changing. At the time of the desired transfer of interest within an entity, Area Developer must notify Liberty in writing of the name and address of each officer, director, shareholder, member, partner or similar person and their respective ownership interest prior to and following the proposed transfer. Each such person of the Controlled Entity shall sign the amendment and release forms and/or Area Developer Agreement as required by Liberty at the time of transfer. Currently, Liberty does not charge a transfer fee for this type of transaction.

(d)     Right of First Refusal Not Exercised By Liberty. If Liberty does not exercise the Right of First Refusal, Area Developer may transfer the Area Developer Agreement or ownership interest therein according to the terms set forth in the Notice, provided that Area Developer satisfies the conditions in Section 8.4(e) and completes the sale within ninety (90) days from the date that Liberty received Notice from Area Developer. If Area Developer does not conclude the proposed sale transaction within this 90-day period, the Liberty’s Right of First Refusal shall continue in full force and effect.

(e)     Additional Requirements and Obligations for Transfer.

i)	The proposed transferee(s) must complete Liberty’s Area Developer application and pass Liberty’s application screening in place at the time of transfer.

ii)
The proposed transferee(s) must sign the Liberty amendment forms and/or Area Developer Agreement in place at the time of transfer and must personally assume and be bound by all of the terms, covenants and conditions therein.

iii)	The proposed transferee(s) must attend and successfully complete Area Developer Training.

iv)	Area Developer shall sign Liberty’s transfer and release forms required by Liberty at the time of transfer and pay to Liberty a transfer fee of $10,000.00.

8.5    Publicity. Except as required by law, Area Developer may not make any press release or other public announcement involving the subject matter of this Agreement without the written agreement of Liberty as to the form of such press release or public announcement.

8.6    Operations Manual, Specifications, and Equipment. Liberty may issue specifications to guide Area Developer in the provision of Services hereunder. Liberty has an Area Developer Operations Manual that Area Developer agrees to follow. Liberty may issue computer and equipment requirements. At present, Area Developer is required to have business cards, a telephone and telephone line, printer, fax service and computer connected via internet to Liberty’s computer network. Liberty also requires Area Developer to use an appropriate sales lead and contact information database or software to keep track of Area Developer’s contacts with prospective Franchisees and may issue recommendations or requirements in this regard. Liberty may change

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Liberty’s Area Developer Operations Manual and modify Liberty’s specifications in order to maintain competitiveness, adjust for legal, technological, and economic changes, and to improve in the marketplace. Area Developer agrees to be bound by all future changes.

8.7    Maintenance of Liberty Goodwill. Area Developer agrees not to disparage Liberty or its current and former employees or directors. During the term of this Agreement, Area Developer also agrees not to do any act harmful, prejudicial, or injurious to Liberty.

8.8        Governing Law.

(a)        Virginia Law. This Agreement is effective upon its acceptance in Virginia by our authorized officer. Virginia law governs all claims that in any way relate to or arise out of this Agreement or any of the dealings of the parties hereto. However, the Virginia Retail Franchising Act does not apply to any claims by or on Area Developer’s behalf if the Territory shown on Schedule A below is located outside of Virginia.

(b)        Jurisdiction and Venue. In any suit brought by Liberty, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, Area Developer consents to venue and personal jurisdiction in the state and federal court of the city or county of Liberty’s National Office, presently Virginia Beach state courts and the United States District Court in Norfolk, Virginia. In any suit brought against Liberty, including Liberty’s present and former employees and agents, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, venue shall be proper only in the federal court located nearest Liberty’s National Office (presently the U.S. District Court in Norfolk, Virginia), or if neither federal subject matter or diversity jurisdiction exists, in the city or county state court located where Liberty’s National Office is (presently the City of Virginia Beach, Virginia).

(c)        Jury Waiver. In any trial between any of the parties hereto, including present and former employees and agents of Liberty, which in any way relates to or arises out of this Agreement, or any of the dealings of the parties hereto, Area Developer and Liberty agree to waive our rights to a jury trial and instead have such action tried by a judge.

(d)        Class Action Waiver. Area Developer agrees that any claim Area Developer may have against Liberty, including Liberty’s past and present employees and agents, shall be brought individually and Area Developer shall not join such claim with claims of any other person or entity or bring, join or participate in a class action against Liberty.

(e)        No Punitive Damages. In any lawsuit, dispute or claim between or against any of the parties hereto, including present and former agents and employees of Liberty, Area Developer and Liberty agree to waive our rights, if any, to seek or recover punitive damages.

8.9    Severability. If any one or more of the provisions in this Agreement or any application of such provision is held to be invalid, illegal or unenforceable in any respect by a competent tribunal, the validity, legality and enforceability of the remaining provisions in this Agreement and all other applications of the remaining provisions will not in any way be affected or impaired by such invalidity, illegality or unenforceability. Further, the obligations within Section 6 above are considered independent of any other provision in this agreement, and the existence of

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any claim or cause of action by either party to this agreement against the other, whether based upon this agreement or otherwise, shall not constitute a defense to the enforcement of these obligations.

8.10    Notices. Any notice, authorization, consent or other communication required or permitted under this Agreement must be made in writing and shall be given by mail or courier, postage fully prepaid, or delivered personally, to Liberty’s CEO, at Liberty’s National Office, presently 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Telephone: (757) 493-8855. Any such notice may also be given to Area Developer in the same manner at the address indicated below the Area Developer’s signature on this Agreement or such other more current address as Liberty may have on file for Area Developer. Liberty may also give notice to Area Developer by e-mail.

8.11    Burdens and Benefits. This Agreement will be binding upon and will inure to the benefit of the parties, their successors and assigns, as permitted hereunder.

8.12    Entire Agreement. This Agreement, including the Schedules, is the entire agreement between Area Developer and Liberty with respect to the subject matter contained herein. This Agreement supersedes all other prior oral and written agreements and understandings between Area Developer and Liberty with respect to the subject matter herein. However, nothing in this or any related agreement is intended to disclaim the representations Liberty made in the franchise disclosure document Liberty furnished to Area Developer.

8.13    Amendment and Waiver. No amendment, change, or modification of this Agreement and no waiver of any right under this Agreement will be effective unless in a written document that is signed by an authorized representative of each party. No failure to exercise and no delay in exercising any right under this Agreement will operate as a waiver.

8.14    Financing. If Liberty provides financing, Area Developer must submit annual financial information to Liberty including, but not limited to, income statements, balance sheets, and supporting documents. Area Developer agrees to submit the required information at the time and in the format specified by Liberty.

9.    DEATH OR INCAPACITY

9.1        Assistance and Reimbursement. In the event of the death or incapacity of Area Developer, Liberty is entitled, but not required, to render assistance to maintain smooth and continued provision of Services. Liberty shall be entitled to reimbursement from Area Developer or Area Developer's estate for reasonable expenditures incurred.

9.2        Required Time Frames. Pursuant to this Section, death or incapacity shall not be grounds for termination of this Agreement unless either:

(a)    Area Developer or his/her legal representative fails for a period of 180 days after such death or incapacity to commence action to assign this Agreement according to controlling state law regarding the affairs of a deceased or incapacitated person and the terms of this Agreement; or,

(b)    Such assignment is not completed within one year after death or incapacity.

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9.3        Termination for Death or Incapacity. Liberty shall have the right to terminate this Agreement if one of the conditions in Section 9.2 is not satisfied within the time frame provided. Nothing in this Section shall be construed to limit the provisions of Section 7 regarding termination. Further, the terms and conditions of Section 8.4 above apply to a transfer upon death or incapacity, in the same manner as such terms and conditions apply to any other transfer to a non-Affiliate.

10.     CONFIDENTIAL INFORMATION

     (a)        Disclosure. Liberty possesses confidential information including, but not limited to, methods of operation, service and other methods, techniques, formats, specifications, procedures, information, system, customer information, marketing information, trade secrets, intellectual property, knowledge of and experience in operating and franchising offices, operating as an Area Developer (“Confidential Information”). Liberty may disclose some or all of the Confidential Information (oral, written, electronic, or otherwise) to Area Developer and Area Developer’s representatives. During the term of this Agreement and following the expiration or termination of this Agreement, Area Developer covenants not to directly or indirectly communicate, divulge, or use Confidential Information for its benefit or the benefit of any other person or legal entity except as specifically provided by the terms of this Agreement or permitted by Liberty in writing. Upon the expiration, termination or nonrenewal of this Agreement, Area Developer agrees that it will never use or disclose, and will not permit any of its representatives to use or disclose, our Confidential Information in any manner whatsoever, including, without limitation, in the design, development or operation of any business which provides services substantially similar to those stated herein. This provision shall not apply to information that: (a) at the time of disclosure is readily available to the public; (b) after disclosure becomes readily available to the trade or public other than through breach of this Agreement; (c) is subsequently lawfully and in good faith obtained by Area Developer from an independent third party without breach of this Agreement; (d) was in Area Developer’s possession prior to the date of Liberty’s disclosure to Area Developer; or (e) is disclosed to others in accordance with the terms of a prior written authorization between Area Developer and Liberty. The protections granted in this Section shall be in addition to all other protections for Confidential Information provided by law or equity.

(b)        Interest. Area Developer will acquire no interest in Liberty’s Confidential Information but is provided the right to use the Confidential Information disclosed for the purposes of developing and operating pursuant to this Agreement. Area Developer acknowledges that it would be an unfair method of competition to use or duplicate any Confidential Information other than in connection with the operation under this Agreement. No part of the Liberty franchise system nor any document or exhibit forming any part thereof shall be distributed, utilized or reproduced in any form or by any means, without our prior written consent.

    (c)    Use In Term.    Area Developer agrees that it will (a) refrain from using the Confidential Information for any purpose other than the operation pursuant to this Agreement; (b) maintain absolute confidentiality of Confidential Information during and after the term of this Agreement; (c) not make unauthorized copies of any portion of Confidential Information; and (d) adopt and implement all reasonable procedures, including but not limited to, those required by Liberty, to prevent unauthorized use of or disclosure of Confidential Information, including but not limited to, restrictions on disclosure to employees of Area Developer and the use of nondisclosure and non-competition clauses in employment agreements with employees that have access to Confidential Information.

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(d)    Use Following Term. Upon termination of this Agreement, Area Developer will return to Liberty all Confidential Information embodied in tangible form, and will destroy, unless otherwise agreed, all other sources which contain or reflect any such Confidential Information. Notwithstanding the foregoing, Area Developer may retain Confidential Information solely for insurance, warranty, claims and archival purposes, but the information retained will remain subject at all times to the confidentiality restrictions of this Agreement.

11.    AGREEMENT

The Area Developer named at the top of the following page agrees to abide by the terms of this Agreement. The signature of an individual or individuals constitutes their personal agreement to such terms. The signature of an individual or individuals on behalf of an entity constitutes the entity’s agreement to such terms.

In addition, the signatures of all individuals to this Agreement, in any capacity, also constitute their personal joint and several agreement to perform all the obligations in and relating to this Agreement, including, but not limited to, the obligations stated in Section 8.8 above concerning Governing Law, including, but not limited to, the application of Virginia Law, the Jurisdiction and Venue clause, the Jury Waiver, the Class Action Waiver, and the limitation to Compensatory Damages only, the obligation to make payments specified herein, pay any other promissory notes and other debts due to Liberty, and pay for products later ordered from Liberty. All signators on the following page waive any right to presentment, demand or notice of non-performance and the right to require Liberty to proceed against the other signators.

12. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall constitute one and the same instrument.

13.     HEADINGS

The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

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Area Developer:______________________________________    Entity Number:______________

SIGNATORS:

By:                                By:
(Signature)                            (Signature)

(Printed Name)                        (Printed Name)

Title:                                Title:

Address:                            Address:

Ownership Percentage:_____%                 Ownership Percentage:____%

By:                                By:
(Signature)                            (Signature)

(Printed Name)                        (Printed Name)

Title:                                Title:

Address:                            Address:

Ownership Percentage:_____%                 Ownership Percentage:____%

JTH TAX, INC. d/b/a            LIBERTY TAX SERVICE

By:
John Hewitt, CEO, or Rufe Vanderpool, COO

Effective Date:

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Schedule A

TERRITORY

The counties of :

which shall be divided by JTH Tax, Inc. into ______ Franchise Territories.

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Schedule B

MINIMUM REQUIREMENTS

At closing there are _______ JTH Tax, Inc. d/b/a Liberty Tax Service (“Liberty”) franchise territories with an active Liberty office currently within Area Developer’s Territory, and operating pursuant to franchise agreements by and between Liberty and each Franchisee that is a party to a franchise agreement (“existing active territories”). Area Developer agrees to maintain the number of existing active territories and agrees to identify and secure additional candidates/Franchisees such that the following cumulative minimum development obligations are met during the term of the Area Developer Agreement:

Development Period Ending	Cumulative Number of Liberty Tax Service Effective Franchise Agreements in Operation with an Active Liberty Office

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